Exhibit (a)(1)(K)

FORM OF REMINDER COMMUNICATION TO ELIGIBLE OPTIONHOLDERS

Date:	[ ], 200[ ]
To:	Eligible Optionholders
From:	Spark Networks, Inc.
Re:	Reminder About Exchange Offer

The exchange offer for all eligible options is currently open and available to all Eligible Optionholders. As previously communicated, the exchange is scheduled to expire at 3:00 p.m., Pacific Time, on January 5, 2009. Remember, if you wish to participate and have not done so already, you must ensure that we receive your properly completed and signed Election Form and/or Eligible Option Information Sheet before 3:00 p.m., Pacific Time, on January 5, 2009.

You should direct questions about the exchange offer or requests for assistance (including requests for additional or paper copies of the exchange offer, the Election Form, your Eligible Option Information Sheet or other documents relating to this exchange offer) to Joshua A. Kreinberg, Corporate Secretary, at 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211 or by calling (323) 658-3000 or sending an email to jkreinberg@spark.net.

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